UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2022

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32663	88-0318078
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4830 North Loop 1604W, Suite 111

San Antonio, Texas, 78249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (210) 547-8800

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CCO	New York Stock Exchange
Preferred Stock Purchase Rights		New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 20, 2022, Clear Channel Outdoor Holdings, Inc. (the “Company”) and Jason A. Dilger, Senior Vice President, Chief Accounting Officer of the Company, entered into an amended and restated employment agreement (the “Amended and Restated Employment Agreement”), effective as of January 1, 2022. The Amended and Restated Employment Agreement supersedes the existing employment agreement between the Company and Mr. Dilger, dated May 1, 2019 (the “Prior Employment Agreement”).

The initial term of the Amended and Restated Employment Agreement ends on January 1, 2025 and will be automatically extended for additional three-year periods, unless the Company or Mr. Dilger gives prior written notice of non-renewal of the Amended and Restated Employment Agreement between June 1 and July 1 prior to the end of the then-applicable employment term.

Pursuant to the Amended and Restated Employment Agreement, Mr. Dilger will (i) receive a base salary at an annualized rate of $400,000 retroactive to October 1, 2021, (ii) be eligible to receive an annual performance bonus with a target of 60% of his annual base salary and (iii) be eligible for an annual equity incentive grant with an approximate value of not less than $325,000 per award, the form of which will be determined by the Compensation Committee of the Board of Directors of the Company. If the Company terminates Mr. Dilger’s employment without “cause”, or if it does renew the Amended and Restated Employment Agreement, Mr. Dilger will receive his accrued and unpaid base salary through the termination date, any earned but unpaid annual bonus for the prior year and any payments required under applicable employee benefit plans. In addition, if Mr. Dilger timely executes a severance agreement and general release of claims in favor of the Company in a form satisfactory to the Company, Mr. Dilger will receive (a) his base salary payable over a 12-month period and (b) a pro rata annual bonus payment for the calendar year of Mr. Dilger’s termination, calculated based upon actual performance and payable at the same time as bonuses are paid to other employees of the Company. If Mr. Dilger gives notice of non-renewal of the Amended and Restated Employment Agreement, Mr. Dilger will receive his accrued and unpaid base salary through the termination date and any payments required under applicable employee benefit plans. If the termination date due to Mr. Dilger’s non-renewal of the then-current employment term under the Amended and Restated Employment Agreement is before the end of the then-current employment term, and if Mr. Dilger timely executes a severance agreement and general release of claims in a form satisfactory to the Company, then Mr. Dilger will receive an amount equal to his pro rata base salary through the end of the then-current employment term.

The Amended and Restated Employment Agreement also contains a customary confidentiality provision that survives Mr. Dilger’s termination of employment, as well as customary non-interference, non-solicitation and non-competition provisions that apply during employment and for the 12-month period thereafter. The remaining terms of the Amended and Restated Employment Agreement, including benefits, are generally consistent with the terms of the Prior Employment Agreement.

The foregoing description of the Amended and Restated Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text and terms of the agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Amended and Restated Employment Agreement, dated as of January 20, 2022, by and between Clear Channel Outdoor Holdings, Inc. and Jason A. Dilger.

104	Cover Page Interactive Data File (formatted as inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

Date: January 21, 2022	By:	/s/ Brian D. Coleman
Brian D. Coleman
Chief Financial Officer

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